Exhibit 4.03

THE SALE AND ISSUANCE OF THE SECURITIES REPRESENTED BY THIS 12% SENIOR SECURED CONVERTIBLE NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO THESE SECURITIES AND SUCH OFFER, SALE, PLEDGE, OR TRANSFER IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION OR (II) AN EXEMPTION FROM THE ACT IS AVAILABLE AND SUCH OFFER, SALE, PLEDGE, OR TRANSFER IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION.

                             12% SENIOR SECURED NOTE

$____________                                            [Date]

For value received, Topaz Resources, Inc., a Florida corporation (together with its successors and assigns, the "Company"), with an address at 1012 Masch Branch Road, Denton, Texas 76207-2057, promises to pay to (the "Holder") with an address at __________________, the principal amount of ________________ United States Dollars ($___________) and to pay interest thereon, all as hereinafter specified.

1. Identification of Note. This Note is issued as part of the Holder's investment into the Company.

2. Maturity.

     2.1 Maturity Date. Unless earlier converted as provided in Section 3 hereof, this Note will automatically mature and be due and payable on the earlier of (a) [Due Date] (the "Maturity Date") or (b) the occurrence of an Event of Default (as defined in Section 5 hereof).

     2.2 Interest. Interest shall accrue from the date of this Note on the unpaid principal amount at a rate equal to twelve percent (12%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days from the date of this Note until the principal amount and all interest accrued thereon are paid. Interest shall be due and payable in cash to the Holder monthly in arrears.

     2.3 Prepayment. The Company may repay the Note in part or in full at any time on or before maturity date without penalty, at sole discretion of the Company.

     2.4 Security Agreement. This Note is secured by that certain Deed of Trust, Security Agreement and Assignment of Production, dated [Date], a true and correct copy of which is attached hereto as Exhibit A.
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3.  Payment.  Except as set forth herein,  all payments  shall be made in lawful money of the United States of America at the principal offices of the Holder. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal.

4. Subordination. No other indebtedness shall be senior in any respect to this Note without the prior written consent of the Holder. No other indebtedness in excess of a total amount of one million united states dollars ($1,000,000.00 U.S.) shall be equal or PARI PASSU in any respect to this Note without the prior written consent of the Holder.

5. Events of Default. The entire unpaid Outstanding Amount shall become immediately due and payable upon the occurrence of an Event of Default. An "Event of Default" shall be deemed to have occurred if:

     (a) the Company shall: (i) be unable, or admit in writing its inability, to pay its debts as they mature; (ii) make a general assignment for the benefit of creditors; (iii) be adjudicated a bankrupt or insolvent; (iv) file a voluntary petition in bankruptcy, or a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it; (v) take corporate action for the purpose of effecting any of the foregoing; or (vi) have an order for relief entered against it in any proceeding under the United States Bankruptcy Code;

     (b) an order, judgment or decree shall be entered, without the application, approval or consent of the Company by any court of competent jurisdiction, approving a petition seeking reorganization of the Company or appointing a receiver, trustee or liquidator of the Company or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of thirty (30) consecutive days; or

     (c) the Company shall fail to pay as and when due any principal or interest hereunder and such nonpayment shall continue uncured for a period of ten (10) business days after written notice by the Holder thereof.

6. Transfer; Successors and Assigns. This Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name, of, the transferee. Interest and principal are payable only to the registered holder of this Note. The terms and conditions of this Note shall inure to the benefit of and binding upon the respective successors and assigns of the parties.

7. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of law and choice of law that would cause the laws of any other jurisdiction to apply.

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
8. Notices. Whenever any notice is required to be given by the Company to a Holder, such notice shall be sent in writing via first class mail, postage prepaid, to the Holder at the Holder's last address appearing on the books maintained by the Company for registration, which notice shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. Whenever any notice is required to be given by the Holder of this Note to the Company, such notice shall be sent in writing via first class mail, postage prepaid, to the Company at the Company's address above.

9. Amendments and Waivers. This Note and any term hereof may be amended, waived, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of such amendment, waiver, discharge or termination is sought. No waivers of any term, condition or provision of this Note, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

10. Immunity of Members, Officers, Directors and Employees. No recourse shall be had for the payment of the principal or interest on this Note or for any claim based thereon or otherwise in any manner in respect thereof, to or against any subsidiary, member, officer, director or employee, as such, past, present or future, of the Company or any respective subsidiary, member, officer, director or employees, as such, past, present or future, of any predecessor or successor company, either directly or through the Company or such predecessor or successor company, whether by virtue of any constitutional provision or statute or rule of law, or by the enforcement of any assessment or penalty, or in any other manner, all such liability being expressly waived and released by the acceptance of this Note and as part of the consideration for the issuance thereof.

     IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered by its authorized officer, as of the date first above written.

TOPAZ RESOURCES, INC.


By: /s/ Edward J. Munden                    By: /s/ Robert P. Lindsay
    --------------------------------            --------------------------------
    Edward J. Munden                            Robert P. Lindsay
    Chief Executive Officer                     Chief Operating Officer

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